Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of July 28, 2025 (the “Effective Date”) by and between Innovative Food Properties LLC, a Delaware limited liability company (“Seller”), and Mountaintop Holdings, LLC, a New York limited liability company (“Purchaser”).

RECITALS

WHEREAS, Seller owns certain real property consisting of approximately 15.0 acres located at 220 Oak Hill Road, Mountaintop, Pennsylvania 18707, together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to said tract or parcel and any water or mineral rights (including, without limitation, oil, gas and other hydrocarbons), if any, owned by, or leased to, Seller, as more particularly described on Exhibit A, attached hereto and incorporated herein (the “Land”);

WHEREAS, the Land is improved with one building consisting of approximately 210,000 square feet, and a second building consisting of approximately 10,000 square feet (the “Improvements”);

WHEREAS, the Improvements are subject to that certain Lease dated March 5, 2013, by and between East Coast Logistics, as the original landlord and predecessor-in-interest to Seller (“Original Landlord”), and NUCO2 Supply, LLC, as tenant (“Tenant”), as amended and extended by that certain Lease Extension Amendment dated January 23, 2025 by and between Seller and Tenant (collectively, the “Lease”);

WHEREAS, Original Landlord assigned its rights and obligations under the Lease to Seller;

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property (as defined herein), subject to and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	RECITALS. The above-stated Recitals are hereby incorporated herein as if set forth fully below.

2.	SALE. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the Purchase Price (as defined herein) and on the terms and conditions set forth in this Agreement, all of the following:

a.	the Land;

b.	the Improvements;

c.	all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including, without limitation, heating, ventilation, air conditioning systems, and refrigeration systems owned by Seller and used by Seller in connection with the ownership and operation of the Land and the Improvements (the “Personal Property”), excluding any and all items of tangible personal property owned by Tenant; and specifically excluding, those items of heavy machinery, trade fixtures, tools, supplies, and furniture, including but not limited to those items listed on Schedule 2(c), referred to herein as the “Excluded Personal Property”; Notwithstanding same, all excluded personal property must be removed from the property at least two (2) business days prior to closing. If the personal property remains in the property at closing, Seller expressly agrees to include such property in the sale. Furthermore, Seller shall not make any borings or holes in the property to remove excluded personal property; if borings or holes are necessary, Seller shall repair the borings and holes and convey the property at closing in substantially the same condition as the Effective Date. The property should be delivered in broom clean condition.

d.	all of Seller’s right, title and interest in and to all assignable contracts and agreements to which Seller is party relating to the upkeep, repair, maintenance, leasing or operation of any or all of the Land, Improvements and the Personal Property, including the Lease, and all comparable contracts, agreements or arrangements into which Seller enters prior to the effective date pursuant to this Agreement, limited to the Contracts listed below in Exhibit B (collectively, the “Contracts”); and

e.	to the extent transferable and in Seller’s possession, all of Seller’s right, title and interest (if any) in and to all intangible assets of any nature relating to any or all of the Land, the Improvements and the Personal Property, including, but not limited to: (i) all guaranties and warranties issued with respect to the Personal Property or the Improvements, provided that any costs in connection with the transfer thereof, including, without limitation, the costs of any inspection, repairs or consent, shall be Purchaser’s sole responsibility; (ii) all plans and specifications, drawings and prints describing the Improvements readily available and in a form that is sharable at no cost to Seller; (iii) trademarks or trade names associated with the Improvements; and (iv) all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority in connection with the Land or the Improvements (collectively, the “Intangibles”).

The Land, the Improvements, the Personal Property, the Lease, Contracts, and the Intangibles are hereinafter referred to collectively as the “Property.”

3.	PURCHASE PRICE. The total purchase price to be paid to Seller by Purchaser for the Property shall be Nine Million Seven Hundred Twenty Five Thousand and 00/100 Dollars ($9,725,000.00) (the “Purchase Price”), plus or minus prorations as hereinafter provided, paid as follows:

a.	Within three (3) days of the Effective Date, Purchaser shall deposit, as its initial earnest money deposit, the sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (“Initial Deposit”) in an escrow (the “Escrow”) with World Wide Land Transfer, 31 West 34th Street, # 8078, New York, NY 10001, attn: Chaya Marsh, File# VER-08024-PA (the “Title Company”) pursuant to escrow instructions agreed upon by Seller, Purchaser and the Title Company.

b.	Within three (3) business days of the Approval Date (as defined herein), Purchaser shall deposit, as an additional earnest money deposit, the sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Additional Deposit”, and together with the Initial Deposit and all interest earned thereon, the “Deposit”). The Deposit shall be non-refundable, except as expressly set forth herein, and shall be applied against the Purchase Price at Closing.

c.	The remainder of the Purchase Price shall be paid in immediately available funds on the Closing Date (as defined herein).

4.	CLOSING. The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by escrow delivery. The Closing shall occur on or about fifteen (15) days after the Approval Date, or as otherwise agreed by the parties (the “Closing Date”).

5.	SELLER’S DELIVERIES. Within five (5) days following the Effective Date, Seller shall make available to Purchaser all of the documents and agreements described on Exhibit B, attached hereto and incorporated herein, to the extent the same are in Seller’s known possession or control and relevant to the Property (the “Documents”). The Documents that are furnished or made available to Purchaser pursuant to this Section are being furnished or made available to Purchaser for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in Section 8(a), as limited by Sections 8(b) and 8(c).

6.	INSPECTION PERIOD.

a.	Property Inspection. During the period commencing on the Effective Date and continuing through 11:59 p.m. (Pittsburgh time) on the date that is forty-five (45) days after the Effective Date (the “Inspection Period”), Purchaser and Purchaser’s employees, third party consultants, lenders, engineers, accountants, agents, associates and attorneys (collectively, the “Purchaser’s Representatives”) shall be entitled to conduct a “Property Inspection” of the Property, which will include the rights to: (i) enter upon the Land and Improvements, at reasonable times, subject to any limitations contained in the Lease, to perform non-intrusive inspections and tests of the Land and the Improvements; (ii) make investigations with regard to the environmental condition of the Land and the Improvements and the compliance by the Land and the Improvements with all applicable laws, ordinances, rules and regulations, provided that Purchaser shall not be permitted to conduct a Phase II environmental assessment without Seller’s prior written consent, which may be withheld in Seller’s sole and absolute discretion, but which shall not be unreasonably withheld; and (iii) review the Lease, Contracts, and all other relevant Documents. Seller shall have the right to have a representative present at any entry upon the Property. Purchaser shall provide not less than two (2) business days’ prior notice to Seller before conducting any investigations, study, or test to or at the Land and the Improvements. During the Inspection Period Purchaser may terminate this Agreement, for any or no reason at all, by written notice to Seller (the “Termination Notice”), delivered not later than 11:59 p.m. (Pittsburgh time) on the last day of the Inspection Period (the “Approval Date”), whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations hereunder, except for those liabilities and obligations that expressly survive a termination of this Agreement. If Purchaser fails to timely deliver the Termination Notice to Seller prior to the Approval Date, Purchaser shall be automatically deemed to have forever waived its right to terminate this Agreement pursuant to this Section, the Property shall be deemed acceptable to Purchaser and the parties shall proceed to Closing hereunder. Purchaser shall deliver the Additional Deposit to the title company within three (3) days of the Approval Date. If Purchaser does not timely deliver the Additional Deposit, Seller may, at its sole discretion, terminate this Agreement and request the Title Company to disburse the Initial Deposit to Seller.

b.	Purchaser’s Undertakings. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Land or the Improvements to be performed in a manner that does not unreasonably disturb or disrupt the Improvements. Purchaser shall not conduct (or cause to be conducted) any physically intrusive investigation, examination or study of the Land or the Improvements (any such investigation, examination or study, an “Intrusive Investigation”) as part of its Property Inspection or otherwise without obtaining the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion. In the event Purchaser desires to conduct (or cause to be conducted) any Intrusive Investigation of the Land or the Improvements, such as sampling of soils, other media, building materials, or any other comparable investigation, Purchaser will provide a written scope of work, including, without limitation, a boring map, to Seller describing the procedures Purchaser desires to perform. Purchaser and Purchaser’s Representatives shall, in performing its Property Inspection or any Intrusive Investigation, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to any or all of such procedures, the Land and the Improvements. Neither Purchaser nor Purchaser’s Representatives shall report the results of the Property Inspection or any Intrusive Investigation to any governmental or quasi-governmental authority under any circumstances without obtaining Seller’s express written consent which consent may be withheld in Seller’s sole and absolute discretion, unless required by law to be disclosed. At no cost to Seller, In the event that Purchser elects to rightfully terminate the Contract, Seller, at his sole option, may re-imburse Purchaser for any reports or investigations and Purchaser shall provide Seller with copies of any and all final, third party reports prepared on behalf of Purchaser as part of the Property Inspection or any Intrusive Investigation promptly after Purchaser’s receipt of such reports. Purchaser and Purchaser’s Representatives shall: (a) maintain commercial general liability (occurrence) insurance in an amount of not less than $1,000,000.00 covering any accident arising in connection with the presence of Purchaser and Purchaser’s Representatives at the Land and the Improvements and the performance of any investigations, examinations or studies thereon, and shall deliver a certificate of insurance (in form and substance reasonably satisfactory to Seller), naming Seller as an additional insured thereunder, verifying the existence of such coverage to Seller prior to entry upon the Land or the Improvements; (b) maintain workers’ compensation insurance in accordance with the applicable laws of the state in which the Land and Improvements are located; and (c) promptly pay when due any third party costs associated with its Property Inspection or any Intrusive Investigation. Purchaser shall, at Purchaser’s sole cost, repair any damage to the Land or the Improvements resulting from the Property Inspection or any Intrusive Investigation, and, to the extent Purchaser or Purchaser’s Representatives alter, modify, disturb or change the condition of the Land or the Improvements as part of the Property Inspection, any Intrusive Investigation or otherwise, Purchaser shall, at Purchaser’s sole cost, restore the Land and the Improvements to the same or better condition in which the same were found before such alteration, modification, disturbance or change. Purchaser hereby agrees to indemnify, protect, defend and hold Seller, Seller’s affiliates, their respective partners, shareholders, officers and directors, and all of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses, including, but not limited to, reasonable attorneys’ fees and court costs (collectively, “Losses”) that Seller or any Seller Indemnified Party suffers or incurs as a result of or in connection with Purchaser’s Property Inspection or Intrusive Investigation or Purchaser’s or Purchaser’s Representatives entry upon the Land or the Improvements hereunder; provided that Purchaser shall not be liable for the mere discovery of any preexisting condition, unless and to the extent of any exacerbation caused by the negligence or willful misconduct of Purchaser or Purchaser’s Representatives. Seller agrees, at no out-of-pocket, third-party cost or expense to Seller, to promptly cooperate in all commercially reasonable respects in connection with Purchaser’s investigation of the Property. Purchaser’s undertakings pursuant to this Section shall indefinitely survive a termination of this Agreement or the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

c.	Confidentiality. Purchaser agrees to maintain in confidence the information and terms contained in the Evaluation Materials (as defined herein) and this Agreement (collectively, the “Transaction Information”). Purchaser shall not, under any circumstances, disclose all or any portion of the Transaction Information to any person or entity and shall maintain the Transaction Information in the strictest confidence; provided, however, that Purchaser may disclose the Transaction Information: (a) to Purchaser’s Representatives, including agents and associates (partners, potential lenders, leasing brokers, etc.) to the extent that the same reasonably need to know such Transaction Information to assist, and perform services on behalf of, Purchaser; (b) to the extent required by any applicable statute, law, regulation or governmental authority; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. Purchaser shall advise Purchaser’s Representatives of the provisions of this Section and cause such parties to maintain the Transaction Information as confidential information and otherwise comply with the terms of this Section. For purposes of this Agreement, the term “Evaluation Materials” shall mean the Documents and any other materials or information delivered or made available by Seller or its agents to Purchaser or Purchaser’s Representatives together with (i) all analyses, compilations, studies or other documents prepared by (or on behalf of) Purchaser, which contain or otherwise reflect such information or materials and (ii) the results of any studies, analyses or investigations of the Property undertaken by or on behalf of Purchaser, unless same is publicly available or is made publicly available, or derived from sources other than the Seller. Purchaser agrees that the Evaluation Materials shall be used solely for purposes of evaluating the acquisition and potential ownership and operation of the Property. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Section by Purchaser or Purchaser’s Representatives and that Seller shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach of this Section by Purchaser or Purchaser’s Representatives. Purchaser further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section but shall be in addition to all other remedies available at law or in equity to Seller. In the event this Agreement is terminated for any reason whatsoever, Purchaser shall, at Seller’s sole option, promptly (and in any event within three (3) business days after the effective date of termination) return to Seller the Documents and any and all copies of the Documents or destroy any and all Evaluation Materials. The undertakings of Purchaser pursuant to this Section shall survive the termination of this Agreement.

7.	TITLE AND SURVEY MATTERS.

a.	Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser a special warranty deed (“Deed”), in recordable form, conveying to Purchaser good and marketable fee simple title to the Land and the Improvements, free and clear of all liens, claims and encumbrances except for the following items (the “Permitted Exceptions”): (1) taxes not yet due and payable; (2) those Disclosed Exceptions (as defined herein) or New Defects (as defined herein) that may be approved (or deemed approved) by Purchaser pursuant to this Section 7; (3); (4) the rights of Tenant pursuant to the Lease; (5) matters arising out of any act of Purchaser or Purchaser’s Representatives; and (6) local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances; (matters referred to in items (1) and (3) - (6) above, the “Existing Permitted Exceptions”).

b.	Title Commitment. Promptly after the receipt of the same (and in any event, within ten (10) business days after the Effective Date), Purchaser shall deliver to Seller a commitment (the “Title Commitment”) issued by the Title Company, for an owner’s title insurance policy with respect to the Land (the “Title Policy”), in the full amount of the Purchase Price, together with copies of all recorded documents evidencing title exceptions raised in “Schedule B” of such Title Commitment.

c.	Survey. Seller shall deliver its existing survey of the Property to Purchaser as part of its delivery of the Documents, and if requested by Purchaser, an affidavit of no change. Purchaser may obtain, at its sole cost and expense, a new ALTA survey of the Land and the Improvements or an update to any existing ALTA survey (the “Survey”). Any updates of the Survey, including, but not limited to recertification thereof, or any new survey shall be the sole responsibility of Purchaser.

d.	Defects and Cure.

i.	Purchaser’s Defect Notices. Purchaser shall accept title to the Land and the Improvements subject to all of the Existing Permitted Exceptions. If the Survey or the Title Commitment discloses exceptions to title other than the Existing Permitted Exceptions (such exceptions to title being referred to as the “Disclosed Exceptions”), then Purchaser shall have until 11:59 p.m. (Pittsburgh time) on the date that is ten (10) business days prior to the Approval Date, within which to notify Seller of any such Disclosed Exceptions to which Purchaser reasonably objects (any such notice, a “Defect Notice”) on the grounds that such Disclosed Exceptions either (a) render title unmarketable or uninsurable at regular rates, or (b) materially and adversely affect Purchaser’s intended use of the Property or the value of the Property. Notwithstanding anything contained herein to the contrary, Purchaser shall have no right to object to any matters disclosed by the Survey or the Title Commitment (or any further updates to either of the foregoing) unless Purchaser delivers a Defect Notice with respect to the Title Commitment and/or the Survey, as the case may be, at least ten (10) business days prior to the Approval Date. If the Title Commitment, the Survey or any update to either of the foregoing that occurs prior to Closing discloses any exceptions other than the Existing Permitted Exceptions that do not either (i) render title unmarketable or uninsurable at regular rates or (ii) materially and adversely affect Purchaser’s intended use of the Property or the value of the Property, such exceptions shall be deemed Permitted Exceptions for all relevant purposes under this Agreement. Any exceptions to title (other than the Existing Permitted Exceptions and the Disclosed Exceptions) that arise between the effective date of the Title Commitment or the Survey, as the case may be, and the Closing are referred to herein as “New Defects.” On the express condition that Purchaser has timely delivered a Defect Notice with respect to the original Title Commitment or the Survey, as the case may be, Purchaser shall have five (5) business days after its receipt of written notice or updated title evidence reflecting any New Defects within which to notify Seller in writing of any such New Defects to which Purchaser reasonably objects on the grounds that such New Defects either (x) render title unmarketable or uninsurable at regular rates or (y) materially and adversely affect Purchaser’s intended use of the Property or the value of the Property.

ii.	Seller’s Response Notices. Seller shall be obligated to cure and remove (or procure title insurance over) all of the following classes of New Defects and Disclosed Exceptions (“Mandatory Cure Items”), if any: (a) the liens of any mortgage, trust deed or deed of trust evidencing an indebtedness owed by Seller; (b) tax liens for delinquent ad valorem real estate taxes; (c) mechanics liens pursuant to a written agreement either between (x) the claimant (the “Contract Claimant”) and Seller or its employees, officers or managing agents (the “Seller Parties”) or (y) the Contract Claimant and any other contractor, materialman or supplier with which Seller or the Seller Parties have a written agreement; and (d) broker’s liens pursuant to a written agreement between a broker and Seller or any Seller Parties. Within five (5) days of receipt of a Defect Notice or notice of a New Defect, Seller may elect, in its sole discretion, to cure and remove any Disclosed Exception or New Defect identified by Purchaser in a Defect Notice by delivering written notice to Purchaser (a “Seller’s Response Notice”), indicating that Seller has elected to cure and remove any such matters (any such matters that Seller elects to cure and remove, “Seller Cure Items”) not later than the Closing. Seller shall have until Closing to cure and remove (or procure title insurance over) any Seller Cure Items, and, Seller may delay Closing by up to ten (10) business days to cure and remove (or procure title insurance over) any such Seller Cure Items. If Seller fails to provide a Seller’s Response Notice, Seller shall be deemed to have delivered a Seller’s Response Notice electing not to cure and remove any New Defects or Disclosed Exceptions identified by Purchaser in the applicable Defect Notice. If Seller elects (or is deemed to elect) not to cure and remove any Disclosed Exceptions or New Defects, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, by delivery of written notice to Seller not later than five (5) days after Purchaser’s receipt (or deemed receipt) of a Seller’s Response Notice to either (1) proceed to Closing and accept title to the Land and the Improvements, subject to those Disclosed Exceptions or New Defects, as the case may be, that Seller has refused (or is deemed to have refused) to cure or remove, without deduction or offset against the Purchase Price or (2) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations pursuant to this Agreement except those liabilities or obligations that expressly survive termination of this Agreement. For the avoidance of doubt, if Purchaser fails to timely notify Seller of its election pursuant to the preceding sentence Purchaser shall be demed to have elected alternative (1).

iii.	Title Cure Provisions. If, on or prior to Closing, Seller fails to cure and remove (or procure title insurance over) each Disclosed Exception or New Defect (other than Mandatory Cure Items), as the case may be, that Seller agreed to cure (pursuant to a Seller’s Response Notice), Purchaser may, at its option and as its sole remedy hereunder, at law or in equity, either (i) terminate this Agreement by written notice to Seller on or prior to Closing, in which event the Deposit shall be returned to Purchaser and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities or obligations which expressly survive termination of this Agreement; or (ii) elect to consummate the Closing and accept title to the Land and Improvements subject to all those Disclosed Exceptions or New Defects that Seller has failed to cure or remove (in which event, all such exceptions to title shall be deemed Permitted Exceptions), without deduction or offset against the Purchase Price. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (ii). If Seller fails to cure and remove (whether by endorsement or otherwise) any Mandatory Cure Items on or prior to Closing, Purchaser may, at its option and by delivery of written notice to Seller on or prior to Closing, either (a) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities and obligations which expressly survive a termination of this Agreement, or (b) proceed to close with title to the Land and Improvements as it then is with the right to deduct from the Purchase Price the liquidated amount reasonably necessary to cure and remove (by endorsement or otherwise), as mutually and reasonably determined by Purchaser and Seller, those Mandatory Cure Items that Seller fails to cure and remove. If Purchaser fails to make such election, Purchaser shall be deemed to have elected option (b).

e.	Purchaser agrees that its receipt of the Title Policy will fully satisfy any express or implied warranty by Seller as to the condition of encumbrances, covenants, conditions, reservations, restrictions, rights-of-way or easements, which constitute a defect in title, Purchaser shall look solely to the remedies available under Purchaser’s Title Policy, and Seller shall have no responsibility or liability for any of the foregoing. This provision shall survive the Closing.

8.	SELLER’S REPRESENTATIONS.

a.	Seller’s Representations. Seller represents and warrants to Purchaser that the following matters are true as of the Effective Date, in all material respects, except as may otherwise be provided in the Documents.

i.	Litigation. Seller has not received written notice of, and to Seller’s knowledge there is no threatened, litigation, arbitration order, decree, claim, writ, injunction, investigation action (zoning, environmental, condemnation, eminent domain, bankruptcy or otherwise) or governmental proceedings against Seller or the Property that, if such litigation or proceedings were to result in a final determination against Seller or the Property, would result in any material encumbrance upon the Property, or would materially affect the validity or enforceability of this Agreement or the performance of Seller under this Agreement. There are currently no real estate tax assessment protests or proceedings regarding the Property.

ii.	United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

iii.	Condemnation. Seller has not received written notice of, and to Seller’s knowledge there is no, pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Land and the Improvements.

iv.	Due Authorization; Conflict. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of, any of the agreements or instruments to which Seller is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

v.	Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

vi.	Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

vii.	Zoning. To Seller’s Knowledge, the current zoning classification of the Property is SP-5. Seller is not a party to, nor has Seller received written notice of, any threatened proceeding for the rezoning of the Property or any portion thereof, or the taking of any other action by governmental authorities that would have a material adverse impact on the value of the Property or use thereof.

viii.	No Options. There are no leases, options, licenses or other contracts for occupancy with respect to the Property, other than the Lease and the Contracts, as applicable. Seller has not granted to any person or entity other than Purchaser an option, warrant or other right to purchase the Property and no party other than Purchaser has an option or other right to purchase the Property.

ix.	Building Violations. To Seller’s Knowledge, the Property is not subject to any open violations, including, but not limited to, environmental, zoning or building violations. Notwithstanding anything to the contrary herein, if Seller becomes are that the Property is subject to a violation or becomes subject to a new violation after the expiration of the Inspection Period, Seller shall provide notice to Purchaser within ten (10) days of receiving such violation notice, and, if Seller elects not to cure such violation, Purchaser shall be entitled to terminate this Agreement by delivering notice to Seller no later than two (2) days after Seller’s notice to Purchaser, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations hereunder, except for those liabilities and obligations that expressly survive a termination of this Agreement.

b.	Seller’s Knowledge. All references in this Agreement to “Seller’s knowledge,” “Seller’s actual knowledge” or words of similar import shall refer only to actual (as opposed to deemed, imputed or constructive) knowledge, without inquiry.

c.	Limitations. The representations and warranties of Seller to Purchaser contained in Section 8(a) hereof, as modified by the Closing Date Certificate (as defined herein) (the “Seller Representations”), shall survive the Closing Date and the delivery of the Deed for a period of three (3) months. No claim for a breach of any Seller Representation, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not disclosed to, or known by, Purchaser prior to Closing, (b) the valid claims for all such breaches collectively aggregate more than Twenty Thousand and 00/100 Dollars ($20,000.00), in which event the full amount of such claims shall be actionable, and (c) written notice containing a description of the specific nature of such breach shall have been delivered by Purchaser to Seller prior to the expiration of said three (3) month survival period, and an action with respect to such breach(es) shall have been commenced by Purchaser against Seller within three (3) months after Closing. In no event shall such amount exceed $200,000.00. If Purchaser is notified in any Document, or in writing by Seller, or otherwise becomes aware (which awareness shall be deemed to have occurred if and to the extent that Purchaser is provided with access to books, records, Documents or other materials that directly contradict a Seller Representation), that any Seller Representation made by Seller is not true or correct as of the Contract Date, or that such Seller Representation is not true or correct on or before the Closing, or is notified in any Document, or in writing by Seller, or otherwise becomes aware (which awareness shall be deemed to have occurred if and to the extent that Purchaser is provided with access to books, records, Documents or other written material that directly indicates a covenant of Seller has not been satisfied), that Seller has failed to perform any covenant and agreement herein contained and Purchaser shall nevertheless acquire the Property notwithstanding such fact, Purchaser shall not be entitled to commence any action after Closing to recover damages from Seller due to such Seller Representation(s) failing to be true or correct (and Purchaser shall not be entitled to rely on such Seller Representation), or such covenant(s) and agreement(s) having failed to be performed by Seller.

d.	Representation Condition. It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that all of the Seller Representations that were true and correct, in all material respects, as of the Effective Date, remain true and correct in all material respects as of the Closing Date (true and correct as of the Closing Date, the “Representation Condition”).

9.	PURCHASER’S COVENANTS AND REPRESENTATIONS.

Effective as of the execution of this Agreement, Purchaser hereby covenants with Seller, and represents and warrants to Seller, as follows:

a.	aDue Authorization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of New York. Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

b.	Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser or on behalf of Purchaser, and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

c.	No Conflict. The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

10.	ACTIONS AFTER THE EFFECTIVE DATE. The parties covenant to do the following through the Closing Date:

a.	Title. From and after the Approval Date, Seller shall not make any change to the condition of title to either or both of the Land and the Improvements that would change the condition of title approved, except as required by law, or with Purchaser’s advance written consent, which consent may be withheld in Purchaser’s reasonable discretion. From and after the Approval Date, Seller shall not sell, or assign or create any right, title or interest in, any or all of the Land, the Improvements and any part of either of them, or create any lien, encumbrance or charge thereon, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s reasonable discretion.

b.	Maintenance and Operation of Property. Seller shall (a) maintain existing insurance coverage in full force and effect, to the extent required under the Lease; and (b) operate and maintain the Land and the Improvements in the ordinary course of Seller’s business; and (c) maintain the property and improvements (roof, plumbing, MEP’s) in good working order, except for general wear and tear. provided, however, that except as otherwise expressly required under the Lease, in no event shall Seller be obligated to make any capital repairs, replacements or improvements to the Improvements or otherwise expend any monies for repairs at the Improvements. From and after the Approval Date, Seller shall not enter into any new contract or agreement with respect to the ownership and operation of the Land and the Improvements that would be binding on Purchaser or the Property after Closing, without Purchaser’s prior written approval (which approval may be withheld in Purchaser’s sole discretion).

11.	PROPERTY SOLD “AS IS”.

a.	Except as is otherwise expressly provided in this Agreement, Seller hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Property and the suitability thereof for any and all activities and uses that Purchaser elects to conduct thereon; (ii) the manner, construction, condition and state of repair or lack of repair of the Improvements; (iii) the compliance of the Land and the Improvements or their operation with any laws, rules, ordinances or regulations of any government or other body; and (iv) any other matter whatsoever except as expressly set forth in this Agreement. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON A STRICTLY “AS IS” “WHERE IS” BASIS AS OF THE CLOSING DATE, AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.

b.	PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, EXCEPT FOR THOSE PARTICULAR REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT IT IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF REAL ESTATE. FURTHER, PURCHASER, FOR PURCHASER AND PURCHASER’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES, ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL OR PHYSICAL CONDITION AT THE PROPERTY (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH, OR ARISING OUT OF, “CERCLA”, AS AMENDED BY “SARA”, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME, “RCRA”, OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO, OR AFFECTING, THE PROPERTY. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE LAND OR THE IMPROVEMENTS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY, OR ON BEHALF OF, SELLER, ITS AGENTS AND EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT, SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEANUP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF, AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF, PURCHASER.

c.	PURCHASER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS SECTION WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER IS UNWILLING TO SELL THE PROPERTY TO PURCHASER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE TERMS AND CONDITIONS OF THIS SECTION WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS, AND WILL BE INCORPORATED INTO THE DEED.

12.	SELLER’S CLOSING DELIVERIES.

At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following:

a.	Deed. The Deed, in the form attached hereto and incorporated herein as Exhibit C, attached hereto and incorporated herein, executed by Seller, and in recordable form, conveying the Land and Improvements to Purchaser, subject to the Permitted Exceptions.

b.	Affidavits. All transfer tax affidavits, declarations, and/or filings required by applicable state and local law in connection with the conveyance of the Property.

c.	Assignment of Contracts. An Assignment and Assumption of Contracts and Intangibles (an “Assignment of Contracts”) in the form attached hereto and incorporated herein as Exhibit D, attached hereto and incorporated herein.

d.	Bill of Sale. A No Warranty Quitclaim Bill of Sale (the “Bill of Sale”) in the form attached hereto and incorporated herein as Exhibit E, attached hereto and incorporated herein.

e.	Assignment of Lease. An Assignment and Assumption of Lease (an “Assignment of Lease”) in the form attached hereto and incorporated herein as Exhibit F, attached hereto and incorporated herein.

f.	Affidavit of Title. An affidavit of title (or comparable “no lien” statement), in form and substance reasonably acceptable to the Seller and the Title Company.

g.	Closing Statement. A closing statement (the “Closing Statement”) conforming to the proration and other relevant provisions of this Agreement, which Closing Statement shall be in a form mutually and reasonably agreed upon by Seller and Purchaser.

h.	Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

i.	Closing Date Certificate. Seller shall deliver to Purchaser at Closing a certificate (the “Closing Date Certificate”) certifying the Seller Representations in accordance with Section 8. The representations, warranties and certifications contained in the Closing Date Certificate shall be made by Seller to the standard of knowledge, if any, contained herein for the applicable representations, warranties or certifications and subject to any updated provided to Purchaser and all of the terms, conditions and limitations contained in Sections 8(b) and 8(c) of this Agreement. Notwithstanding anything contained herein to the contrary, if, as of the Closing, the Representation Condition is not fulfilled for any reason or any Seller Representations are not true and correct, in any material respect, Purchaser may, in its sole discretion and as its sole remedy, hereunder, at law or in equity, elect either to (a) terminate this Agreement by delivery of written notice to Seller not later than the Closing Date, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (b) proceed to Closing and waive the failure of the Representation Condition.

j.	Estoppel and SNDA Certificates. An Estoppel and SNDA Certificate from Tenant if requested by Purchaser or Purchaser’s representatives.

On or before the Closing Date, Seller shall remove the Excluded Personal Property from the Property at its own cost and expense, and shall promptly repair any material damage caused from such removal.

13.	CONDITIONS TO SELLER’S OBLIGATION TO SELL. Seller’s obligation to complete Closing is conditioned upon the satisfaction (or Seller’s written waiver in Seller’s sole discretion) on or prior to the Closing Date of all of the following conditions (collectively, “Seller’s Conditions Precedent”):

a.	the representations and warranties of Purchaser set forth in this Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of such date;

b.	Purchaser shall have performed or complied with, in all material respects, each covenant and agreement to be performed or complied with by Purchaser under this Agreement on or prior to the Closing Date;

c.	there shall be no pending or, to the knowledge of Purchaser, without additional inquiry, threatened action by or before any court or other tribunal seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or seeking monetary relief against Purchaser by reason of the consummation of such transactions, and there shall not be in effect any court order which has such effect; and

d.	Purchaser shall have executed and delivered to Seller the documents, instruments and other items set forth herein, each of which shall be reasonably satisfactory in form and substance to Seller and its counsel.

e.	In the event that the foregoing conditions precedent are not satisfied prior to the Closing Date, Seller shall have the option of: (a) waiving such condition in writing, delivered to Purchaser on or prior to the Closing Date and proceeding with the transaction contemplated herein, or (b) terminating this Agreement upon which the Deposit shall be retained by Seller as liquidated damages, whereupon Purchaser and Seller shall be relieved of all further liability under this Agreement and this Agreement shall terminate forthwith and be of no further force and effect, except for obligations which expressly survive the termination of this Agreement.

14.	PURCHASER’S CLOSING DELIVERIES.

At Closing (or at such other times as may be specified below), Purchaser shall deliver or cause to be delivered to Seller the following:

a.	Purchase Price. The balance of the Purchase Price due hereunder in immediately available funds.

b.	Closing Statement. A Closing Statements executed in counterpart by Purchaser.

c.	Affidavits. All transfer tax affidavits, declarations, and/or filings required by applicable state and local law in connection with the conveyance of the Property.

d.	Assignment of Contracts. An Assignment of Contracts executed in counterpart by Purchaser.

e.	Assignment of Lease. An Assignment of Lease executed in counterpart by Purchaser.

f.	Assignment of Seller’s Rights. An assignment of any warranties to the structure and on-site improvements, including, but not limited to, the roof and refrigeration systems.

15.	CONDITIONS TO PURCHASER’S OBLIGATION TO PURCHASE. Purchaser’s obligation to complete Closing is conditioned upon the satisfaction (or Purchaser’s written waiver in Purchaser’s sole discretion) on or prior to the Closing Date of all of the following conditions (collectively, “Purchaser’s Conditions Precedent”):

a.	The Representation Condition shall be satisfied as certified by the Closing Date Certificate.

b.	Seller shall have performed in all material respects all of Seller’s covenants, agreements and obligations required by this Agreement to be performed at or prior to Closing.

c.	At Closing, the Real Property shall be subject only to the Permitted Exceptions.

d.	Seller shall have executed and delivered to Purchaser the documents, instruments and other items set forth herein, each of which shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

e.	Delivery of a subordination, non-disturbance and attornment agreement (the “SNDA”) (but only if requested by Purchaser) and estoppel certificate in the form required by the Lease, for the benefit of a lender of which Purchaser provides written notice to Seller pursuant to the notice provisions hereof (“Lender”), on or before the Closing Date. Seller may extend the Closing Date by an additional thirty (30) days to make good faith efforts to obtain the SNDA. The Seller’s failure to obtain the SNDA shall not be deemed a default by Seller under this Agreement. Notwithstanding same, if Seller’s inability to obtain an SNDA prevents Purchaser’s ability to finance the purchase, Purchaser may terminate this Agreement and the Deposit shall be returned to Purchaser .

f.	If at the time of Closing any of Purchaser’s Conditions Precedent shall not have been satisfied, then unless such lack of satisfaction has been caused by a Seller default (in which case the provisions of Section 19(a) shall apply), Purchaser shall have the right (as Purchaser’s exclusive right and remedy) either (a) to proceed with Closing without any adjustment in the Purchase Price, in which case Purchaser shall be deemed to have waived all unsatisfied Purchaser’s Conditions Precedent, or (b) to terminate this Agreement by giving Seller notice on or before the Closing Date, in which case the Deposit shall be refunded to Purchaser promptly and, thereupon, neither party shall have any further rights, duties, liabilities or obligations under this Agreement, except as otherwise expressly set forth herein.

16.	PRORATIONS AND ADJUSTMENTS.

Prorations shall be made as of the Closing Date as if Purchaser were in title for the entire Closing Date provided that no later than 11:00 a.m. (Pittsburgh time) on the Closing Date, the Purchase Price, plus or minus the prorations and other adjustments hereunder, shall be received by the Title Company from Purchaser for disbursement to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller. If the net proceeds of the Purchase Price payable to Seller (after adjustments and prorations) are not sent by Federal Reserve wire transfer in immediately available funds and received by the Title Company from Purchaser for disbursement to Seller on or prior to 11:00 a.m. (Pittsburgh time) on the Closing Date, prorations shall be made as of the Closing Date as if Seller remained in title as of the entire Closing Date, except that, to the extent such delay results from Seller’s failure to provide deliveries or default, prorations shall be made pursuant to the preceding sentence. The following shall be prorated and adjusted between Seller and Purchaser:

a.	Contracts. Amounts paid or payable under the Contracts shall be prorated.

b.	Assessments. To the extent not paid by Tenant as a component of Additional Rent or otherwise, all assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Purchaser being responsible for any installments of assessments that are due and payable on or after the Closing Date.

c.	Taxes. All real estate taxes, charges and assessments affecting the Property shall be prorated on a per diem basis as of midnight of the day preceding the date of Closing, disregarding any penalty and on the basis of the fiscal year of the authority levying the same. If any of the same have not been finally assessed, as of the date of Closing, for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be re-adjusted immediately when and if final bills are issued. If on the date of Closing the Property shall be affected by any special assessment, then all unpaid installments of such assessment (including those which are to become due and payable after Closing) shall be paid by Purchaser as and when due. If Tenant, pursuant to terms of the Lease, has paid any portion of real estate taxes due for the year, adjustments shall be made accordingly.

d.	Other. Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.

e.	Adjustments. In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, or in the event the prorations set forth above are estimated on the most currently available (rather than based on the actual final) bills, either party shall be entitled to an adjustment to correct the same provided that it makes written demand on the other within twelve (12) months after the Closing Date. The provisions of this Section shall survive Closing.

17.	CLOSING EXPENSES.

Seller shall only pay for: one half (1/2) of any transfer taxes, one-half of the cost of any escrows hereunder, the costs required for title clearance, lien letters and tax certifications. Purchaser shall pay for one half (1/2) of any transfer taxes, one half (1/2) of any escrow costs hereunder, the cost of recording the Deed, the basic premium for the Title Policy, the cost of “extended form coverage” and any endorsements to the Title Policy, and the cost of any Survey. Each of Seller and Purchaser shall pay its own attorneys’ fees and its own transaction expenses except as otherwise expressly provided for herein. Seller to accommodate 89/11 structure.

18.	DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY.

If, prior to Closing, all or any portion of any or all of the Land and the Improvements is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then:

a.	If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, “repair and/or replacement”) is $300,000.00 or less, in the opinion of Purchaser’s and Seller’s respective engineering consultants, Purchaser shall close and take the Property as diminished by such events, with an assignment by Seller of (a) any casualty insurance proceeds (net of any deductible) or (b) condemnation proceeds, and in the case of either (a) or (b), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or the condemnation award.

b.	If the aggregate cost of repair and/or replacement is greater than $300,000.00, in the opinion of Purchaser’s and Seller’s respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller delivered within ten (10) days after Purchaser is notified of such Damage or Eminent Domain, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to close and take the Property as diminished by such events, together with an assignment of the proceeds of Seller’s casualty insurance (net of any deductible) for all Damage (or condemnation awards for any Eminent Domain), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.

c.	In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Property is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

19.	DEFAULT.

a.	Default by Seller. If Seller is in material default under any of the covenants and agreements of Seller hereunder, Purchaser may either (i) terminate Purchaser’s obligations under this Agreement by written notice to Seller, in which event (a) the Deposit shall be returned to Purchaser and Seller shall, upon Purchaser’s demand, reimburse Purchaser for Purchaser’s actual, documented and reasonable out of pocket expenses incurred exclusively with respect to this transaction, which in no event shall exceed an aggregate amount of One Hundred Thousand and 00/100 Dollars ($100,000.00), and (b) upon Purchaser’s receipt of the foregoing, this Agreement shall terminate and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (ii) consummate the transactions contemplated hereby, notwithstanding any such default by Seller, or (iii) sue for specific performance of this Agreement.

b.	Default by Purchaser. In the event Purchaser defaults in its obligations to close the purchase of the Property, or in the event Purchaser otherwise defaults hereunder, then (i) Seller shall be entitled to (and shall) receive the Deposit as fixed and liquidated damages, and not as a penalty, and this Agreement shall terminate and neither party shall have any further liability hereunder, except for those liabilities which expressly survive the termination of this Agreement, and (ii) Purchaser shall immediately direct the Title Company, in writing, to pay the Deposit to Seller. Seller shall have no other remedy for any default by Purchaser, including any right to damages. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT: (1) THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES. In the event Purchaser advises Seller in writing, or Seller otherwise becomes aware, that Purchaser is unable or unwilling to proceed to Closing on or prior to the Closing Date, Seller shall be entitled to immediately collect the Deposit and shall not be obligated to proceed to Closing and present the Deed and the other conveyance documents as a condition to collecting the Deposit.

20.	SUCCESSORS AND ASSIGNS. Subject to Section 26 herein, neither party shall assign this Agreement without the prior written consent of the other, which shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to one or more entities affiliated with Purchaser (i.e. controlling, controlled by, or under common control with, Purchaser) provided that (i) no such assignment shall act to release Purchaser hereunder, and (ii) Purchaser provides Seller with a copy of a written assignment agreement between Purchaser and its affiliate, which instrument shall be in form reasonably acceptable to Seller. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be solely responsible for any and all transfer taxes, fines, penalties and interest associated with any assignment hereunder and shall indemnify and hold Seller harmless from and defend Seller against any claim, demand or liability (including attorneys’ fees) arising out of or resulting from the assignment of this Agreement by Purchaser.

21.	LITIGATION.

In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section shall survive termination of this Agreement or the Closing and the delivery of any conveyance documentation.

22.	NOTICES.

Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

Seller:	Innovative Food Properties LLC

2528 S. 27th Avenue

Broadview, Illinois 60155

With a copy to its attorneys:

Steptoe & Johnson, PLLC

500 N. Akard St., Suite 3200

Dallas, Texas 75201

Attention: Rick Warren and Ted Harrington

E-mail: rick.warren@steptoe-johnson.com

             ted.harrington@steptoe-johnson.com

Purchaser:	LPG Capital LLC

16 Wilsher Drive

info@lpgcap.com

Monsey, New York 10952

Attention: Breina R. Bruck

With a copy to its attorneys:

Gerald J. Klein Esq.

954 Morris Avenue

Lakewood NJ 08701

732-994-5832

gerald@geraldkleinlaw.com

Notices shall be deemed properly delivered and received: (i) when and if personally delivered; or (ii) one (1) business day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by electronic mail. Notices may be delivered on behalf of the parties by their respective attorneys.

23.	BENEFIT.

This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

24.	BROKERAGE.

Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction other than Patrick Rawlins of CBRE (“Seller’s Broker”), which Seller shall pay a five percent (5%) fee to pursuant to a separate agreement. Seller hereby indemnifies, protects, defends and holds Purchaser and the Purchaser’s Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Purchaser and the Purchaser’s Indemnified Parties resulting from the claims of any broker, finder or other such party (including Seller’s Broker) in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Seller. Purchaser hereby indemnifies, protects, defends and holds Seller and the Seller Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Seller and the Seller Indemnified Parties resulting from the claims of any broker, finder or other such party in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Purchaser. The obligations of the parties pursuant to this Section shall survive any termination of this Agreement.

25.	MISCELLANEOUS.

a.	Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

b.	Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the Commonwealth of Pennsylvania for observance thereof.

c.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

d.	Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

e.	No Recording. Neither this Agreement nor any memorandum thereof shall be recorded and the act of recording by Purchaser shall be deemed a default by Purchaser hereunder.

f.	Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement. A fully executed PDF copy of this Agreement shall be effective as an original.

g.	Construction of Agreement. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

h.	No Oral Modification or Waiver. This Agreement may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

i.	Survival. Only those covenants, agreements, indemnities, undertakings and representations and warranties of Seller that expressly survive Closing pursuant to the terms of the Agreement shall survive Closing and the delivery of any conveyance documentation for the period herein set forth (and if no specific survival period is specified herein, such covenants, agreements, indemnities, undertakings, representations and warranties of Seller shall only survive Closing for the period in which the Seller Representations survive Closing) and all of the other covenants, agreements, indemnities, undertakings and representations and warranties of Seller contained herein shall not survive Closing and shall merge into the conveyance documentation delivered at Closing.

j.	No Reliance. This Agreement represents the full and complete agreement between Seller and Purchaser. Any representations, warranties, promises or conditions, whether written or oral, not specifically incorporated (by reference or otherwise) into this Agreement shall not be binding upon either of the parties hereto, and each of the parties hereto acknowledges that it has not relied upon, in entering into this Agreement, any representation, warranty, promise or condition not specifically set forth in this Agreement. All discussions, negotiations and writings have been and are merged into this Agreement.

k.	Publicity. Purchaser and Seller each hereby covenant and agree that, without the prior written consent of the other party hereto, neither shall issue, or consent to the issuance of, any Release (as hereinafter defined) with respect to any of the terms of this Agreement and the transaction described herein. As used herein, the term “Release” shall mean any press release or public statement. In addition, except as otherwise expressly set forth in this Agreement, neither Purchaser or Seller shall disclose, pursuant to a Release or otherwise, the identity of either party hereto, their affiliates or Representatives or the Purchase Price to any third parties. The terms of this Section shall survive the Closing.

l.	Waiver of Tender of Deed and Purchase Monies. The formal tender of an executed Deed by Seller and the tender by Purchaser of the portion of the Purchase Price payable at Closing are hereby mutually waived, but nothing herein contained shall be construed as a waiver of Seller’s obligation to deliver the Deed and/or of the concurrent obligation of Purchaser to pay the Purchase Price at Closing. To assert a default of Seller where Purchaser is otherwise ready, willing and able to perform, Purchaser shall not be required to cause its lender to disburse loan proceeds into escrow nor shall Purchaser be required to tender any portion of the Purchase Price.

26.	1031 EXCHANGE. Seller and Purchaser shall have the right to assign their respective rights under this Agreement (but without release of their respective obligations therein) to a third party who may act as a “qualified intermediary” with respect to the Property in accordance with the provisions of Section 1031 of the Internal Revenue Code, and the Treasury Regulations promulgated thereunder. Seller or Purchaser, as applicable, agree to reasonably cooperate with any such exchange. Such exchange shall be accomplished at no additional expense or delay to the other party, and each exchanging party agrees to indemnify the other party against any claims or liabilities (including reasonable attorneys’ fees) resulting from structuring the transaction as an exchange, rather than as a direct purchase, including, without limitation, any transfer taxes payable in connection therewith. Additionally, such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Agreement, and each of Seller and Purchaser shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place.

27.	Pennsylvania Notices/Provisions.

a.	The Pennsylvania Sewage Facilities Act of January 24, 1966, No. 537 P.L. 1535, as amended, requires that there be a statement regarding the availability of a community sewage system. The Seller states that the Property is serviced by a community sewage system or has access to a community sewage system.

b.	As required by 49 Pa. Code Section 35.333(10), access to a public road may require issuance of a highway occupancy permit from the Pennsylvania Department of Transportation.

c.	A Real Estate Recovery Fund exists to reimburse any person who has obtained final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the fund, call (717) 783-3658.

d.	To the extent required by law, Seller shall include in the deed a disclosure of any hazardous waste disposal or hazardous substance disposal on the Property, in accordance with the provisions of the Solid Waste Management Act of 1980, 35 P.S.6018.405, the Hazardous Sites Cleanup Act, 35 P.S. 6020.512(b), as amended, and any other applicable statutes.

e.	Formal tender of deed and of purchase price are hereby waived.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:		PURCHASER:

INNOVATIVE FOOD PROPERTIES LLC,		Mountaintop Holdings, LLC,
a Delaware limited liability company		a New York limited liability company

By:	/s/ Bill Bennett	By:	/s/ Breina R. Bruck
Name:	Bill Bennett	Name:	Breina R. Bruck
Title:	Chief Executive Offficer	Title:	Authorized Signatory